Exhibit 10.3

                             TAX SHARING AGREEMENT

         This tax sharing agreement (the "Agreement"), dated as of December 20, 2002, by and between Laid Back Enterprises, Inc., an Oklahoma corporation ("Laid Back") and LBE Transition, Inc., an Oklahoma corporation ("LBE") which as of the date of this agreement is a wholly owned subsidiary of Laid Back.

                                    RECITALS:

         Laid Back desires to separate its businesses into independent companies. Laid Back intends to split-off (the "Split-off") to certain of its shareholders all of the outstanding capital stock of LBE at the date and time of such Split-off (the "Split-off Date") in exchange for all or a portion of said shareholders' shares in Laid Back, thereby terminating the parent-subsidiary relationship that has existed between the two companies.

         The parties recognize that it will be necessary or advisable to define their respective rights and responsibilities pertaining to federal and state income tax (the term "state income tax" includes all state franchise taxes measured by net income) liabilities.

         Therefore, in consideration of the mutual covenants and subject to the terms and conditions contained in this agreement, the parties agree as follows:

         1. Liabilities Attributable to Pre-Split-off Periods.

                  (a) Returns. Laid Back, on a consolidated basis with LBE has timely filed (or has obtained or will obtain valid extensions of time for filing and will file) all federal and state income tax returns which are required to be filed for periods up to and including the Split-off Date.

                  (b) Tax Liabilities. Reasonable estimates of federal and state income taxes of LBE for all pre-Split-off periods (and taxes deemed to be attributable to pre-Split-off periods, pursuant to Section 3) have been or will be reflected in the pre-Split-off financial statements of LBE in accordance with Laid Back's tax allocation and settlements policy, subject to adjustments to be made upon filing the final Laid Back consolidated federal income tax return in which LBE are included.

                  (c) Tax Carryforwards. Prior to, or concurrent with, the Split-off, Laid Back will cause LBE's allocable share of Laid Back's accrued consolidated federal net operating loss, investment tax credit and other federal tax carryforwards ("Carryforwards"), if any, to be transferred to LBE's books through the intercompany tax note account. Such allocable share of Carryforwards will be Laid Back's best estimate based upon information then available and computed in accordance with regulations pursuant to Section 1502 of the Internal Revenue Code of 1986 ("Code"), dealing with consolidated returns. The estimate of LBE allocable share of Carryforwards shall be adjusted and settled upon the

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Tax Sharing Agreement                                                Page 1 of 5
Date: June 10, 2004

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         filing of the final Laid Back consolidated federal income tax return in which LBE are included, and from time to time as the allocation is affected by audits.

                  (d) Settlement of Tax Liability. Prior to, or concurrent with, the Split-off, LBE will settle with Laid Back, its current income tax liability and intercompany tax note accounts (as determined in Section 1(b), before the return adjustments noted in such section). Such settlement shall be effected by payments and/or adjustments to shareholder's equity of LBE, as mutually agreed by the parties.

                  (e) Post-Split-off Adjustment to Pre-Split-off Liabilities. Subject to Section 1(f), Laid Back and LBE agree that tax deficiencies of (including applicable penalties and interest), or refunds due, LBE attributable to any period ending on or before the Split-off Date, and whether the result of audits, discovery of errors or otherwise, will be paid or retained by Laid Back, except to the extent that: (i) an additional tax liability results in an adjustment that will provide LBE a tax benefit in future periods (e.g., an adjustment to tax depreciation that increases the tax basis of assets of LBE and that will provide increased tax deductions to LBE) or has been accrued on the financial statements of LBE prior to the Split- off, (ii) an additional tax benefit results in an adjustment that will provide LBE a tax liability in future periods, or (iii) the payment or retention by Laid Back would result in either Laid Back or LBE incurring or receiving a double liability or benefit attributable to the same item.

                  (f) Payment of Post-Split-off Adjustments to Pre-Split-off Liabilities. Post- Split-off adjustments to pre-Split-off liabilities, under Sections 1(b), 1(c), 1(e)(i), 1(e)(ii), 1(e)(iii) and 2(c), shall not become payable, whether by Laid Back to LBE or LBE to Laid Back, until such time as the net aggregate amount of all then existing claims owed by one party to the other exceeds the sum of $2,500 at which time all such amounts shall become payable. In the event that net aggregate adjustments owed by one party to the other never exceeds $2,500, no amounts shall become payable by that party.

                  Payment of amounts payable by Laid Back shall be paid within 30 days upon receipt of a full accounting of such amounts from LBE. Payment of amounts payable by LBE shall be paid within 30 days of the date on which LBE receives a benefit attributable to the adjustments. Notwithstanding the foregoing, all amounts shall be paid no later than three years from the extended due date of the final pre-Split-off return. In the event that amounts become payable after this date, payment will become due and be paid within 30 days of receipt of notification, which notification shall include a full accounting.

                  Once the net aggregate amount exceeds $2,500 and payment has been made by one party to the other, any subsequent adjustment (including adjustments to amounts already paid) shall become due within 30 days of receipt of notification, which notification shall include a full accounting. Laid Back, or LBE, as applicable, shall provide the other party with an annual accounting of all of such adjustments, regardless of whether or not the amounts have become payable or a payment is required. This subparagraph does not preclude LBE

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Tax Sharing Agreement                                                Page 2 of 5
Date: June 10, 2004

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         from adjusting their post-Split-off tax returns to reflect the sum of the adjustments prior to payment.

                  (g) Administration. After the Split-off, Laid Back, and its officers, employees, representatives or agents, shall not sign or execute any waivers, extensions or other agreements relating to any federal or state statute of limitation for any tax period ending on or prior to the Split-off Date, and Laid Back shall provide the necessary powers of attorney to enable LBE to sign tax returns, claims for refund, protests of assessments and statute of limitation agreements with respect to periods ending on or prior to the Split-off Date.

                  LBE shall be entitled to participate in the resolution of any pre-Split-off audit dispute which affects post-Split-off tax returns of LBE, provided however, that Laid Back shall be entitled to determine the final resolution. The party receiving notification from a taxing authority shall promptly notify the other party in the event any such audit dispute arises.

         2. Liabilities Attributable to Post-Split-off Periods.

                  (a) Returns. LBE shall be responsible for preparing and filing any and all income tax returns on behalf of itself for tax periods ending after the Split-off Date.

                  (b) Tax Liabilities. LBE shall be responsible for the payment of all liabilities and entitled to receive all refunds of federal and state income taxes for periods beginning and ending after the Split-off Date attributable to the post-Split-off operations of itself (including liabilities deemed attributable to post-Split-off periods, pursuant to
         Section 3).

                  (c) Tax Carrybacks. Any carryback of federal or state tax net operating losses or tax credits of LBE from periods beginning after the Split-off Date (including carrybacks deemed attributable to post-Split-off periods, pursuant to Section 3) to periods ending on or prior to the Split-off Date will be paid by Laid Back to LBE, but only to the extent that those losses or credits offset taxable income or tax liability of LBE in the carryback period as permitted by law or regulation and result in a cash refund to Laid Back. The time for the payment of tax carrybacks by Laid Back to LBE, and resulting from application of this paragraph (c), shall be determined in accordance with Section 1(f).

                  (d) Administration. Laid Back shall allow LBE reasonable access to properties and records so as to enable LBE to fully perform its obligations under this agreement.

         3. Liabilities Attributable to Periods Which Straddle the Split-off Date. In the event that an income tax return is required to be filed by LBE for a period that straddles the Split-off Date, the resulting liability, loss and/or credit carryback deemed attributable to the preSplit-off period shall be determined on a proforma basis. The difference between such proforma amount and the amount actually determined upon filing the applicable income tax return shall be deemed to be attributable to the postSplit-off period.


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Tax Sharing Agreement                                                Page 3 of 5
Date: June 10, 2004

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         4. Thirty Day Rule. Laid Back, at its sole discretion, may elect to disregard certain tax periods of 30 days or less as provided in Treasury Regulation 1.1502-76(b)(5). In such case the Split-off Date, as used in this agreement, shall be adjusted for the period so disregarded.

         5. Amendments. This agreement may not be amended or revised except by a written instrument signed by both parties to this agreement.

         6. Waivers. The failure of any party to this agreement at any time to require strict performance by the other party of any provision of this agreement shall not waive or diminish such party's right to later demand strict performance of that or any other provision of this agreement.

         7. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

         8. Notices. All notices and other communications shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or such other addresses for a party as shall be specified by like notices) and shall be deemed given on the date of which such notice is received.

              To Laid Back:     4020 Will Rogers Parkway, Suite 300
                                Oklahoma City, Oklahoma 73108
                                Attn: Ronald Hurt

              To LBE: 4020 Will Rogers Parkway, Suite 700 Oklahoma City, Oklahoma 73108
                                Attn: Max Colclasure

         9. Successors and Assigns. This agreement and the obligations and rights incident to it shall inure to the benefit of the successors and permitted assigns of the parties to this agreement.

         10. Relationship of Parties. Nothing contained in this agreement shall be deemed to constitute the appointment of either party as the agent of the other.

                                  * * * * * * *

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Tax Sharing Agreement                                                Page 4 of 5
Date: June 10, 2004

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         In witness, the parties to this agreement have executed this agreement as of the date first above written.

"Laid Back"                                      Laid Back Enterprises, Inc., an
                                                 Oklahoma corporation


                                            By:  /s/  Ronald Hurt
                                               ---------------------------------
                                                      Ronald Hurt,
                                                      Executive Vice President

"LBE"                                            LBE Transition, Inc., an
                                                 Oklahoma corporation


                                            By:  /s/  Max Colclasure
                                               ---------------------------------
                                                      Max Colclasure, President


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Tax Sharing Agreement                                                Page 5 of 5
Date: June 10, 2004